Exhibit (a)(1)(D)

Offer to Purchase
All Outstanding Shares of Common Stock
of
NuPathe Inc.
at
$2.85 Net Per Share in Cash and up to $3.15 Per Share in Contingent Cash Consideration Payments
by
DM Merger Sub Inc.
an indirect, wholly-owned subsidiary of
Endo Health Solutions Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 22, 2014, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

December 23, 2013

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

        We have been engaged by DM Merger Sub Inc., a Delaware corporation ("Purchaser") and an indirect, wholly-owned subsidiary of Endo Health Solutions Inc., a Delaware corporation ("Endo"), to act as Information Agent in connection with Purchaser's offer to purchase all outstanding shares of common stock, $0.001 par value per share ("Shares"), of NuPathe Inc., a Delaware corporation ("NuPathe"), at a price of $2.85 per Share, net to the seller in cash (less any required withholding taxes and without interest), plus contractual rights to receive up to an additional $3.15 per Share in contingent cash consideration payments, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 23, 2013 (as it may be amended or supplemented from time to time, the "Offer to Purchase"), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" and, together with the Offer to Purchase, the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

        The Offer is not subject to any financing condition, but is conditioned upon a number of other conditions as set forth in the Offer to Purchase. See Section 13 of the Offer to Purchase.

        Enclosed herewith are the following documents:

          1.     Offer to Purchase, dated December 23, 2013;

          2.     Letter of Transmittal to be used by stockholders of NuPathe in accepting the Offer and tendering Shares;

          3.     Internal Revenue Service Form W-9 (Request for Taxpayer Identification Number and Certification), including instructions for completing the form;

          4.     Notice of Guaranteed Delivery;

          5.     A letter to stockholders of NuPathe from the President and Chief Executive Officer of NuPathe, accompanied by NuPathe's Solicitation/Recommendation Statement on Schedule 14D-9;

          6.     A printed letter that may be sent to your clients for whose accounts you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          7.     Return envelope addressed to the Depositary (as defined below).

        YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JANUARY 22, 2014, UNLESS THE OFFER IS EXTENDED.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 15, 2013 (together with any amendments or supplements thereto, the "Merger Agreement"), among Endo, Purchaser and NuPathe, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into NuPathe, and NuPathe will be the surviving corporation, unless Endo elects in its discretion to reconstitute the transaction as a merger of NuPathe with and into Purchaser, with Purchaser continuing as the surviving corporation (collectively, the "Merger"). Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement.

        The NuPathe board of directors has, subject to the terms and conditions set forth in the Merger Agreement, unanimously (i) determined that the Merger Agreement and the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of, the holders of Shares, (ii) approved and adopted the Merger Agreement and (iii) resolved to recommend that the holders of Shares accept the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered in the Offer, and not properly withdrawn, prior to the Expiration Date if and when Purchaser gives oral or written notice to American Stock Transfer & Trust Company (the "Depositary") of Purchaser's acceptance of the tender of such Shares for payment pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or a Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares pursuant to the procedures set forth in the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmation with respect to Shares are actually received by the Depositary. The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described in Section 3 of the Offer to Purchase will constitute an irrevocable waiver and release by tendering stockholders, which shall forever discharge Endo, NuPathe, Purchaser and their affiliates from any and all claims, causes of action, demands, liabilities, damages and obligations of whatever kind or nature resulting from, if any, the NuPathe Inc. Warrant to Purchase Shares of Preferred Stock, dated August 20, 2009, as amended by the Amendment No. 1 dated May 12, 2010 and the Amendment No. 2 dated December 16, 2013; provided, that the foregoing waiver and release shall be effective only if the undersigned is a holder of any of the NuPathe Inc. Warrants to Purchase Shares of Preferred Stock, dated August 20, 2009, as amended. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Neither Endo nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

        If holders of Shares wish to tender their Shares, but it is impracticable for them to deliver their certificates representing tendered Shares or other required documents or to complete the procedures for delivery by book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in the Offer to Purchase and the Letter of Transmittal.

        Questions and requests for assistance or for additional copies of the enclosed materials may be directed to us at the address and telephone number set forth below and in the Offer to Purchase. Additional copies of the enclosed materials will be furnished at Purchaser's expense.

Very truly yours,
MACKENZIE PARTNERS, INC.

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF ENDO, PURCHASER, NUPATHE, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF THEIR AFFILIATES, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
CALL TOLL-FREE (800) 322-2885
E-mail: proxy@mackenziepartners.com